Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of February 13, 2014 (this “Agreement”), by and among Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), FOE II (New) LP, a Delaware limited partnership (“FOE II”), Principal Holdings I LP, a Delaware limited partnership (“PH” and, together with FOE I and FOE II, the “Companies”), and Nomura Investment Managers U.S.A., Inc., a Delaware corporation (the “Seller”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, the Seller wishes to sell to the Companies, and the Companies wish to purchase from the Seller, 60,568,275 Class A Shares (the “Purchased Shares”) of FIG (as defined below), on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any federal, state or local tax lien and any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“FIG” means Fortress Investment Group LLC, a Delaware limited liability company, and an affiliate of each of the Companies.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Party” means each of the Companies and the Seller.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, estate, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Purchase Price” means the aggregate purchase price payable to the Seller hereunder in respect of all the Purchased Shares.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, trustees, executors, personal representatives, employees, legal counsel, advisors, auditors, agents, bankers and other representatives.

“Shareholder Agreement” means the Investor Shareholder Agreement, dated as of January 17, 2007, by and between the Seller and FIG (f/k/a Fortress Investment Group Holdings LLC).

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the date hereof, the Seller shall sell, assign, transfer, convey and cause to be delivered to each Company the number of Purchased Shares set forth on Schedule A hereto, free and clear of all Encumbrances, and the Companies, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase the Purchased Shares from the Seller at a purchase price per share equal to $6.00.

Section 2.2 Closing.

(a) The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, simultaneously with the execution and delivery of this Agreement.

(b) At the Closing, (i) the Seller shall instruct that the Purchased Shares to be transferred on the books of the Depository Trust Company to the accounts previously specified in writing by Companies and in the amounts set forth on Schedule A, and (ii) the Companies shall deliver to to the Seller by wire transfers an aggregate amount equal to the Purchase Price in immediately available funds to the account previously notified in writing to the Companies by the Seller in the amounts set forth on Schedule A.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to the Companies as follows:

Section 3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, and the performance by the Seller of its obligations under this Agreement, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations under this Agreement, and the purchase and sale of the Purchased Shares contemplated hereby, do not and will not:

(i) conflict with or violate the organizational documents of the Seller;

(ii) conflict with or violate in any material respect any Law applicable to the Seller or the Purchased Shares or otherwise applicable to the transactions contemplated hereby; or

(iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Encumbrance on any Purchased Shares pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Seller is a party or is bound or by which any of the Purchased Shares are bound or affected.

(b) Except as contemplated in Section 5.4, the Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery by the Seller of this Agreement or the performance by the Seller of its obligations under this Agreement.

Section 3.4 Title to Shares. The Seller is the record and legal owner of the Purchased Shares, free and clear of any Encumbrance. The Seller has the right, authority and power to sell, assign and transfer the Purchased Shares to the Companies. Upon delivery to the Companies of the Purchased Shares at the Closing and the Companies’ payment of the Purchase Price, the Companies shall acquire good, valid and marketable title to the Purchased Shares, free and clear of any Encumbrance other than Encumbrances, if any, that may result from ownership thereof by any of the Companies.

Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.6 No Other Representations or Warranties. The Seller acknowledges and agrees that it is not relying upon any representations or warranties of the Companies, express or implied, except those contained herein, and the Seller specifically does not request, desire or require the Companies to make any other representations or warranties whatsoever with respect to FIG, FOE I, FOE II, PH and/or the Purchased Shares or any other matter with respect to any of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies hereby represents and warrants to the Seller as follows:

Section 4.1 Organization. Each of the Companies is a limited partnership duly formed and validly existing under the laws of the State of Delaware.

Section 4.2 Authority. Each of the Companies has the requisite limited partnership power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Companies, and the performance by each of the Companies of its obligations under this Agreement, have been duly and validly authorized by all necessary limited partnership action. This Agreement has been duly and validly executed and delivered by each of the Companies. This Agreement constitutes the legal, valid and binding obligation of each of the Companies, enforceable against the Companies in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents.

(a) The execution and delivery by each Company of this Agreement, the performance by each Company of its obligations under this Agreement, and the purchase and sale of the Purchased Shares contemplated hereby, do not and will not:

(i) conflict with or violate the certificate of limited partnership or limited partnership agreement of such Company, as amended through the date hereof;

(ii) conflict with or violate in any material respect Laws applicable to such Company or otherwise applicable to the transactions contemplated hereby; or

(iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Company is a party.

(b) Except as contemplated in Section 5.4, the Companies are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery by the Companies of this Agreement or the performance by the Companies of their obligations under this Agreement.

Section 4.4 Certain Securities Matters. The Companies acknowledge that they are not entering into this Agreement in anticipation of, in connection with, or to facilitate, a distribution of FIG’s securities, a self-tender offer or a third-party tender offer.

Section 4.5 Exchange Act Filings. FIG is in compliance with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the

Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.6 Insolvency. The Companies are not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code)) and the Companies are able to purchase the Purchased Shares with a value equal to the Purchase Price in compliance with the laws of the jurisdiction of the Companies’ incorporation.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Companies.

Section 4.8 No Other Representations or Warranties. The Companies acknowledge and agree that they are not relying upon any representations or warranties of the Seller, express or implied, except those contained herein, and the Companies specifically do not request, desire or require the Seller to make any other representations or warranties whatsoever with respect to the Seller and/or the Purchased Shares or any other matter with respect to any of the transactions contemplated hereby.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Consents and Filings; Further Assurances. The Companies and the Seller shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

Section 5.2 Certain Services. The Companies hereby agrees that, following the Closing until the third anniversary of the date of this Agreement, the Companies shall, for themselves and/or on behalf of their affiliates, (i) engage the Seller and/or its affiliates to provide certain services set forth on Schedule B hereto and/or (ii) pay the Seller certain sums in lieu thereof, in each case, pursuant to the terms and subject to the conditions set forth on Schedule B.

Section 5.3 Termination of the Shareholder Agreement. The Seller hereby acknowledges and agrees that the Shareholder Agreement shall terminate by its own terms upon the Closing.

Section 5.4 Filings and Announcements. FIG will issue a press release and will file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”), each in a form that has been approved by the Seller, to announce the execution and delivery of this Agreement and the purchase by the Companies of the Purchased Shares and will include a copy of this Agreement as an exhibit to such Form 8-K. The Seller may issue a press release, in a form that has been approved by the Companies, to announce the execution and delivery of this Agreement, will file an appropriate amendment to its Schedule 13D regarding the sale of the Purchased Shares, and will make certain post-Closing regulatory filings and notices as required by applicable Law. Except as may be required by applicable Law, none of the Parties shall issue a subsequent press release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby, without consulting with the other Parties and providing such other Parties a reasonable opportunity to comment thereon. The Parties acknowledge and agree that, notwithstanding the foregoing, nothing in this Agreement shall limit the Parties’, or their affiliates’, ability to file this Agreement as required by applicable Law or to disclose the terms and provisions of this Agreement and the transactions contemplated hereby in any reports that they file with regulators or in any teleconference or webcast hosted by or on behalf of the Parties or their respective affiliates to discuss financial results or related matters. The Companies undertake to have FIG to comply with this Section 5.4.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Fees and Expenses. All fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that in any action or proceeding to enforce rights under this Agreement, the prevailing Party shall be entitled to recover costs and reasonable attorneys’ fees.

Section 6.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by or on behalf of each Party.

Section 6.3 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer or other authorized Representative on behalf of such Party.

Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of the receipt thereof by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to the Seller, to:

Nomura Investment Managers U.S.A., Inc.

c/o Nomura Holdings America Inc.

309 West 49th Street

New York, NY 10019-7316

Attention: Jorge Pedreira

Facsimile: (646) 587-1695

Email: jorge.pedreira@nomura.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Toby S. Myerson, Esq.

Facsimile: (212) 492-0033

Email: tmyerson@paulweiss.com

if to any of the Companies, to:

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, NY 10105

Attention: David N. Brooks

Facsimile: (212) 798-6131

Email: dbrooks@fortress.com

with a copy (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP

4 Times Square New York, NY 10036

Attention: Joseph A. Coco, Esq.

Facsimile: 917-777-3050

Email: joseph.coco@skadden.com

Section 6.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule, Exhibit or Annex such reference shall be to a Section, Article, Schedule, Exhibit or Annex of or to this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 6.6 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral agreements, arrangements, communications and understandings, between the Parties with respect to the subject matter hereof.

Section 6.7 No Third-Party Beneficiaries. Other than as set forth in Section 6.10 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided that FIG shall be a third-party beneficiary of this Agreement and shall have the right to enforce all of the rights and remedies hereunder on behalf of the Companies and, provided further, that Nomura Holdings, Inc. shall be a a third-party beneficiary of this Agreement and shall have the right to enforce all of the rights and remedies hereunder on behalf of the Seller.

Section 6.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 6.9 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in any Delaware state or federal court sitting in Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 6.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state or federal court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 6.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

Section 6.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 6.15 Facsimile or Electronic Signature. This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

Section 6.16 Survival of Representations and Warranties and Covenants. Each of the representations and warranties and covenants of the Parties contained herein shall survive the Closing.

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IN WITNESS WHEREOF, the Companies and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized representatives thereunto duly authorized.

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP., its General Partner

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FOE II (NEW) LP

By:	FIG CORP., its General Partner

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

PRINCIPAL HOLDINGS I LP

By:	FIG ASSET CO. LLC, its General Partner

	By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

[Signature Page to Purchase Agreement]

NOMURA INVESTMENT MANAGERS U.S.A., INC.

By:	/s/ Jorge Pedreira
Name:	Jorge Pedreira
Title:	Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE A

Purchaser	Purchased Shares	Price	Wire Transfer Amount
FOE I	47,647,557	$6.00	$285,885,342.00
FOE II	25,000	$6.00	$150,000.00
PH	12,895,718	$6.00	$77,374,308.00

Total	60,568,275		$363,409,650.00

SCHEDULE B

Services: Following the Closing until the third anniversary of the date of this Agreement, the Companies shall, for themselves and on behalf of their affiliates, consider in good faith engaging, retaining and/or using the Seller and its affiliates in connection with the following services (collectively, the “Services”):

1.	Financial advisory services (including in connection with any acquisition, disposition, business combination, spin-off, reorganization, recapitalization or restructuring, tender or exchange offer, share exchange, option or negotiated purchase, leveraged buyout, sale/lease back, lease or license, investment or partnership, joint or collaborative venture or similar transaction)

2.	Financing services (including in connection with any (i) issuance and/or placement (including, for the avoidance of doubt, the placement of any interests of funds managed by the Company’s affiliates) of equity, equity-linked or debt securities (including asset backed securities), whether through a private placement or public offering, or (ii) credit (revolver or term loan) financing or refinancing)

Payments: As promptly as practicable following each of the first, second and third anniversaries of the date of this Agreement, the Companies shall pay, or cause to be paid, to the Seller or a US affiliate of the Seller designated by the Seller, by wire transfer of immediately available funds to an account designated by the Seller or its designated affiliate, an amount equal to the difference, if any, between (i) $12,000,000 minus (ii) all fees for Services earned or received (without duplication) by the Seller and its affiliates from, or on behalf of, the Companies and their affiliates and related funds, managed accounts and entities serviced on FIG’s affiliated managers platform during the one-year period immediately preceding such anniversary (it being understood and agreed, for the avoidance of doubt, that the amount calculated under this clause (ii): (A) shall include (without duplication) all retainer or engagement fees, signing fees, placement fees, opinion fees, underwriting or lender fees, closing or success fees (including any discretionary fees), termination or breakage fees or any similar fees, and (B) shall not include any expenses (including legal, accounting and other professional fees) payable pursuant to the terms of the agreements providing for the provision of such Services). For purposes of the foregoing calculation, any fees paid in a currency other than US dollars shall be converted into US dollars based on the prevailing exchange rate at the time payment is made.